Exhibit 99.2
N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE
JANUARY 21, 2010

CONTACTS:
MARTHA A. BURGER SENIOR VICE PRESIDENT – HUMAN & CORPORATE RESOURCES (405) 935-9242 martha.burger@chk.com	JIM GIPSON DIRECTOR – MEDIA RELATIONS (405) 935-1310 jim.gipson@chk.com

CHESAPEAKE ENERGY CORPORATION NAMED TO FORTUNE LIST OF “100 BEST
COMPANIES TO WORK FOR” IN THE U.S. FOR THE THIRD CONSECUTIVE YEAR

OKLAHOMA CITY, OKLAHOMA, JANUARY 21, 2010 – FORTUNE announced today that Chesapeake Energy Corporation (NYSE:CHK) has been named one of the “100 Best Companies to Work For” in the U.S for the third consecutive year.  Chesapeake’s rank this year is #34, up from #73 a year ago. The full list and related stories will appear in the February 8 issue of FORTUNE, which will be available on newsstands Monday, January 25 and is now available at www.fortune.com/bestcompanies.

Aubrey K. McClendon, Chesapeake’s Chief Executive Officer, commented, “We are honored to have been selected again this year as one of America’s 100 best places to work.  We place a very high priority on creating a work environment and culture in which our employees deliver extraordinary performance while achieving professional and personal growth.  This winning combination of great talent and a unique culture promises a very bright future for Chesapeake in the years ahead. I am also very proud that Oklahoma City, with only 0.3% of the nation’s population, is home to three of the top 35 best places to work in the U.S.”

Martha A. Burger, Chesapeake’s Senior Vice President – Human & Corporate Resources, added, “We are proud to accept this honor on behalf of our 8,200 employees across the nation, since consistently ranking as one of America’s best places to work is very much a reflection of their commitment to build an outstanding team that we believe is at the top of our industry. During 2009, Chesapeake added more than 500 employees and we look forward to continuing our aggressive hiring in 2010.”

Chesapeake is actively hiring the best available talent for every facet of its business.  The company currently has more than 300 open positions, which can be found at www.chk.com/careers.

FORTUNE Deputy Managing Editor Hank Gilman said, “The most important considerations for this year’s list were hiring and the ways in which companies are helping their employees weather the recession.  All 100 companies on our list are currently hiring, many of them aggressively, leading to more than 96,000 open job positions expected during the year.”

To select the 100 Best Companies, FORTUNE partners with the Great Place to Work Institute to conduct the most extensive employee survey in corporate America.  Two-thirds of a company's score is based on the results of the Institute's Trust Index survey, which is sent to a random sample of employees from each company.  The survey asks questions related to their attitudes about the management's credibility, job satisfaction, and camaraderie.  The other third of the scoring is based on the company's responses to the Institute's Culture Audit, which includes detailed questions about pay and benefit programs and a series of open-ended questions about hiring, communication and diversity.

Chesapeake Energy Corporation is the second-largest producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on the development of onshore unconventional and conventional natural gas in the U.S. in the Barnett Shale, Haynesville Shale, Fayetteville Shale, Marcellus Shale, Anadarko Basin, Arkoma Basin, Appalachian Basin, Permian Basin, Delaware Basin, South Texas, Texas Gulf Coast and East Texas regions of the United States. Further information is available at www.chk.com.